CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer International Diversified Fund:

We consent to the use in this Registration Statement of Oppenheimer International Diversified Fund, of our report dated June 12, 2008, relating to the financial statements and financial highlights of Oppenheimer Convertible Securities Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

                         KPMG LLP

Denver, Colorado

August 26, 2008